BRT APARTMENTS CORP. REPORTS FIRST QUARTER RESULTS FOR 2022

–Net Income and AFFO Per Diluted Share Increase 382% and 30%, Respectively –

– Announced Additional Agreements to Acquire Partners’ Interests for Nine Properties for $89.4 Million; Year-to-Date, Acquired Partner Interests in Two Properties for $12.8 Million –

–Announces Agreements to Sell Retreat at Cinco Ranch and The Vive for Sales Prices of $68.5 Million and $92.0 Million, Respectively –

Great Neck, New York – May 9, 2022 – BRT APARTMENTS CORP. (NYSE:BRT), a real estate investment trust that owns, operates, and, to a lesser extent, develops multi-family properties, today reported that for the first quarter ended March 31, 2022, it generated net income of $11.51 million, or $0.62 per diluted share, Funds from Operations, or FFO1, of $6.46 million, or $0.35 per diluted share, and Adjusted Funds from Operations, or AFFO, of $7.24 million, or $0.39 per diluted share.

Jeffrey A. Gould, President and Chief Executive Officer stated, “We began 2022 with another strong quarter of performance, with 15.9% same store property NOI growth across our entire portfolio, as we continue to benefit from the ongoing population and job growth and the shortage of quality housing across many of our markets. Additionally, we have made significant progress on our program to enhance and grow our portfolio through acquisitions of our partners’ remaining interests and targeted dispositions of properties at which we have unlocked significant value. Year-to-date, we have closed or announced the planned acquisitions of our partners’ interests at 11 properties for a total purchase price of approximately $102.1 million, and sold or announced plans to sell three joint venture properties for a total sales price of approximately $214.3 million. We have sufficient liquidity to fund these transactions and will look for continued opportunities to grow into the future, even as we remain disciplined in identifying properties that meet our demanding underwriting standards.”

Financial Results:
In the quarter ended March 31, 2022, BRT generated net income to common stockholders of $11.51 million, or $0.62 per diluted share, compared to net loss to common stockholders of $3.77 million, or $0.22 per diluted share, for the corresponding prior year period. The improvement was due primarily to BRT’s $12.96 million share of a gain from the sale of a property owned by an unconsolidated subsidiary.

FFO increased to $6.46 million for the quarter ended March 31, 2022, from $6.03 million in the corresponding quarter in 2021. FFO was $0.35 per diluted share for each of the quarters ended March 31, 2022 and 2021. The increase on an absolute basis was due to improved operating margins at same store properties across the entire portfolio2, the impact of consolidating transactions (i.e., transactions in which BRT purchased the remaining interests of its joint venture partners) and reduced interest expense, offset by property sales, the inclusion, in the corresponding 2021 quarter, of significant insurance recoveries, and an increase in the three months ended March 31, 2022, in non-cash compensation expense related to equity awards.

AFFO increased to $7.24 million, or $0.39 per diluted share, for the quarter ended March 31, 2022, from $5.13 million, or $0.30 per diluted share, in the 2021 quarter, due to the factors impacting the improvement in FFO, other than the significant insurance recoveries in the corresponding 2021 quarter and the increase, in the quarter ended March 31, 2022, in non-cash compensation expense related to equity awards.

1 A description and reconciliation of non-GAAP financial measures (e.g., FFO, AFFO and NOI) to GAAP financial measures is presented later in this release.
2 “Same store properties” refer to properties owned for the entirety of the period being presented. “Entire portfolio” refers to 100% of BRT’s wholly-owned subsidiaries and its pro rata share of its unconsolidated subsidiaries. “Pro rata” share reflects BRT’s percentage equity interest in the applicable unconsolidated subsidiary.
1

Diluted per share net income, FFO and AFFO for the quarter ended March 31, 2022, reflect the approximate 1.3 million increase in the weighted average share count due to stock issuances pursuant to the Company’s at-the-market offering and equity incentive programs.

Operating Results:

Rental and other revenues for the current three months increased $4.34 million, or 61.1%, to $11.43 million, from $7.10 million for the quarter ended March 31, 2021, primarily reflecting the consolidating transactions and, to a lesser extent, increases in rental rates at same store properties. The increase was offset by a May 2021 property sale.

Total operating expenses for the quarter ended March 31, 2022, increased $4.58 million, or 48.6%, to $14.01 million, from $9.43 million for the quarter ended March 31, 2021, primarily reflecting increased depreciation and real estate operating expenses related to the consolidating transactions.

Equity in earnings of sales of unconsolidated joint venture for the quarter ended March 31, 2022, was $12.96 million due to the sale in February 2022 of The Veranda at Shavano, a 288-unit multi-family property located in San Antonio, Texas. There was no gain in the corresponding quarter of 2021.

Equity in earnings (loss) of unconsolidated joint ventures for the quarter ended March 31, 2022 improved by $2.58 million to $1.23 million compared to a loss of $1.35 million in the corresponding quarter of 2021. The change is due primarily to the inclusion, in the corresponding 2021 quarter, of depreciation and real estate operating expenses from properties that were either subsequently sold or that due to the consolidating transactions, were, for the current quarter, included in the Company’s consolidated results. In addition, the 2022 quarter reflects gain on insurance recoveries. Rental and other revenues from properties owned by unconsolidated joint ventures for the current three months decreased $7.44 million, or 22.7%, to $25.23 million from $32.67 million for the quarter ended March 31, 2021, primarily due to the impact of dispositions and the consolidating transactions, offset by increased rental income at unconsolidated same store properties. Total expenses at properties owned by unconsolidated joint ventures decreased $10.80 million, or 31.1%, to $23.83 million for the three months ended March 31, 2021, from $34.61 million from the corresponding 2021 quarter, primarily due to dispositions and the consolidating transactions.

BRT’s pro rata share of revenues from unconsolidated joint ventures for the three months ended March 31, 2022 and 2021 were $16.34 million and $20.69 million, respectively, and its pro rata share of such expenses for such periods were $15.53 million and $22.04 million, respectively. Included in total expenses for the three months ended March 31, 2022 and 2021 are $11.17 million and $15.7 million of real estate operating expenses, respectively, of which BRT’s pro rata share was $7.27 million and $9.98 million, respectively.

Net operating income, or NOI, at same store properties in our entire portfolio grew 15.9% in the current quarter to $12.13 million, from $10.47 million in the 2021 quarter and NOI in our entire portfolio increased in the current quarter by 7.3% to $15.75 million. The increases are primarily due to improved operating margins at same store properties over our entire portfolio.

Balance Sheet:

At March 31, 2022, BRT had $29.69 million of cash and cash equivalents, $6.5 million of restricted cash, total assets of $482.94 million, total debt of $248.61 million, and total BRT Apartments Corp. stockholders’ equity of $214.17 million.

At May 2, 2022, BRT’s available liquidity was approximately $62.7 million, comprised of $21.5 million of cash and cash equivalents, $6.2 million of restricted cash and, subject to compliance with borrowing base and other requirements, up to $35.0 million available under its credit facility.

Year-to-Date Transaction Activity:
Completed Disposition:

In February 2022, the unconsolidated joint venture which owned The Veranda at Shavano, sold the property for $53.8 million and recognized a gain on the sale of this property of $23.7 million. As a result of the sale, BRT recorded its $12.96 million share of the gain. The related mortgage debt paid-off in connection with the sale was in principal amount of $25.1 million, had an interest rate of 3.61% and was scheduled to mature in May 2023. During 2021, this property contributed $526,000 of equity in earnings of unconsolidated joint ventures. The internal rate of return, or IRR, to BRT over the 5 ½ years it owned this property is approximately 18.8%.

2

Contracts to Sell Properties:

In April 2022, the unconsolidated joint venture that owns the Retreat at Cinco Ranch, located in Katy, Texas, in which BRT holds a 75% equity interest, entered into an agreement to sell the property for $68.5 million. This property, which as of March 31, 2022, had mortgage debt of $30.2 million, with a remaining term to maturity of 3.8 years and an interest rate of 4.44%, contributed $336,000 of equity in loss of unconsolidated joint ventures in 2021. BRT anticipates that its share of the gain, after giving effect to its approximate $1.1 million share of the prepayment charge, will be approximately $16.4 million. The IRR to BRT over the six years it owned this property is approximately 20.4%.

In May 2022, the unconsolidated joint venture that owns The Vive, a 312-unit multi-family property located in Kannapolis, North Carolina, in which BRT holds a 65% equity interest, entered into an agreement to sell the property for $92.0 million. This property, which as of March 31, 2022, had mortgage debt of approximately $31.6 million, with a remaining term to maturity of 30 years and an interest rate of 3.52%, contributed $77,000 of equity in loss of unconsolidated joint ventures in 2021. BRT anticipates that its share of the gain, after giving effect to its approximate $738,000 share of the mortgage prepayment charge, will be approximately $21.5 million. The IRR to BRT over the three years it owned this property is approximately 41%.

BRT anticipates that these two sales will be completed, subject to the satisfaction of customary closing conditions, during the quarter ending June 30, 2022. Because these two sales may be completed before all the partner buyouts described below are completed, as well as the impact of the February 2022 sale of The Veranda at Shavano, there may be a slight decline in operating results in the second quarter of 2022 from the corresponding 2021 quarter. After all the sales and partner buyouts described herein are completed, we expect such transactions will not, in the short-term, have a material impact on BRT’s bottom line operating results.

Partner Buyout During the Quarter Ended March 31, 2022:

In late-March, BRT completed, for a purchase price of $8.7 million, the acquisition of the remaining interests of its joint venture partner with respect to a 288-unit multi-family property. The purchase of the property added approximately $36.7 million of real estate assets and approximately $27.0 million of mortgage debt to BRT’s consolidated balance sheet at March 31, 2022. The mortgage debt on this property has a remaining term to maturity of 7.5 years and an interest rate of 3.64%. This property contributed $450,000 of equity in earnings of unconsolidated joint ventures in 2021.

Partner Buyout Completed After Quarter End; Contracts for Partner Buyouts at Nine Joint Venture Properties:

In early-April, BRT completed, for a purchase price of $4.8 million, the acquisition of the remaining interests of its joint venture partners with respect to a 174-unit multi-family property. In addition, BRT, from February through early-April, entered into agreements to purchase the remaining interests in joint ventures that own nine multi-family properties with an aggregate of 2,382 units. The completion of these purchases is subject to customary closing conditions (including the approval of the holders of the applicable mortgage debt and in connection with one purchase, obtaining approximately $18.5 million of ten-year mortgage debt with an anticipated interest rate of 4.25%), and it is anticipated that all these purchases will be completed by August 1, 2022. During 2021, these ten properties (including the partner buyout completed in early-April) contributed an aggregate of $1.4 million of equity in earnings of unconsolidated joint ventures. These purchases (including the partner buyout completed in early-April), will add, when completed, approximately $302 million of real estate assets and $217 million of mortgage debt to our consolidated balance sheet; this mortgage debt will have a weighted average remaining term to maturity of approximately 6.5 years and a weighted average interest rate of approximately 4.24%. After giving effect to these ten purchases and the related $18.5 million financing, BRT estimates that its consolidated balance sheets will reflect approximately $786 million of real estate assets and approximately $429 million of mortgage debt.

BRT anticipates using its available cash, a portion of the proceeds from the sale of Retreat at Cinco Ranch and The Vive, funds from its at-the-market equity offering program, a portion of the proceeds of the $18.5 million mortgage debt, and funds from its credit facility to fund these nine purchases. After a purchase is completed, such property will be wholly owned and the accounts (i.e., the assets and liabilities), and operations of such property will be included directly, from the date of such purchase, in BRT’s consolidated balance sheet and consolidated statement of operations, respectively. BRT’s revenues, total expenses, assets and liabilities, will increase substantially as a result of the completion of these purchases.

Conference Call and Webcast Information:

The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 8:30 a.m. ET on Tuesday, May 10, 2022. Jeffrey A. Gould, Chief Executive Officer will host the call. To participate in the conference call, callers from the United States and Canada should dial 1-877-407-9208, and international callers should
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dial 1-201-493-6784, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website under the “webcast” tab at www.brtapartments.com/investor-relations.

A replay of the conference call will be available after 11:30 a.m. ET on Tuesday, May 10, 2022 through 11:59 p.m. ET on Tuesday, May 24, 2022. To access the replay, listeners may use 1-844-512-2921 domestic) or 1-412-317-6671 (international). The passcode for the replay is 10166505.

Supplemental Financial Information:
In an effort to enhance its financial disclosures to investors, BRT has posted a supplemental financial information report which can be accessed on the Company’s website at www.brtapartments.com under the caption “Investor Relations - Financial Statements and SEC Filings.”

Non-GAAP Financial Measures:

BRT discloses FFO, AFFO and NOI because it believes that such metrics are widely recognized and appropriate measure of the performance of a multi-family REIT.

BRT computes FFO in accordance with the "White Paper on Funds from Operations" issued by the National Association of Real Estate Investment Trusts ("NAREIT") and NAREIT's related guidance. FFO is defined in the White Paper as net income (loss) (computed in accordance with generally accepting accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis. In computing FFO, BRT does not add back to net income the amortization of costs in connection with its financing activities or depreciation of non-real estate assets.

BRT computes AFFO by adjusting FFO for loss on extinguishment of debt; straight-line rent accruals; restricted stock and restricted stock unit expense and deferred mortgage costs (including its share of its unconsolidated joint ventures); and gain on insurance recovery. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of AFFO may vary from one REIT to another.

BRT computes NOI by adjusting net income (loss) to (a) add back (1) depreciation expense, (2) general and administrative expenses, (3) interest expense, (4) loss on extinguishment of debt, (5) equity in loss of unconsolidated joint ventures, (6) provision for taxes, (7) the impact of non-controlling interests, and (b) deduct (1) other income, (2) gain on sale of real estate, and (3) gain on insurance recoveries related to casualty loss. BRT defines "Same Store NOI" as NOI for all its properties that were owned for the entirety of the periods being presented, other than properties in lease up or development. Because there is no industry standard definition of NOI and practice is divergent across the industry, the computation of NOI may from one REIT to another.

BRT believes that FFO, AFFO and NOI are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors, and other interested parties in evaluating equity REITs, many of which present such metrics when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assures that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, BRT believes that FFO and AFFO provide a performance measure that when compared year-over-year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. BRT also considers FFO and AFFO to be useful in evaluating potential property acquisitions. BRT views Same Store NOI as an important measure of operating performance because it allows a comparison of operating results of properties owned for the entirety of the current and comparable periods and therefore eliminates variations caused by acquisitions or dispositions during the periods.

The term pro rata share reflects BRT’s equity ownership in its unconsolidated subsidiaries and is used to help provide a better understanding of the impact of the operations of its unconsolidated joint ventures on BRT’s operating results. However, the use of pro rata information has limitations. Among other things, as a result of the allocation/ distribution provisions of the agreements governing the unconsolidated joint ventures, BRT’s share of the gain/loss with respect to such venture may be different than (and generally less than that) implied by its percentage equity interest therein. Further, the use of pro rata share is not representative of BRT’s operations and accounts as presented in accordance with GAAP and is not intended as a substitute for the information presented in accordance with GAAP.

FFO, AFFO and NOI do not represent net income or cash flows from operations as defined by GAAP. FFO, AFFO and NOI should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor
4

should FFO, AFFO and NOI be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

Forward Looking Information:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the apparent improvement in the economic environment and BRT’s ability to originate additional loans. BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “will likely result,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “apparent,” “experiencing” or similar expressions or variations thereof. Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the sections entitled “Risk Factors,” “Cautionary Statements Regarding Forward Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in BRT’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other reports it files thereafter with the SEC. In addition anticipated property purchases and sales (including information regarding the purchase and/or sale of the interests of BRT in its joint ventures) may not be completed during the periods indicated or at all, and estimates of gains from property sales are subject to adjustment, among other things, because actual closing costs may differ from the estimated costs. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

Additional Information:

BRT is a real estate investment trust that owns, operates and, to a lesser extent, develops multi-family properties. As of March 31, 2021, BRT owns or has interests in 33 multi-family properties with 9,225 units (including a 240– unit development project), located across 11 states. Eleven properties are wholly owned and the balance are owned through unconsolidated joint ventures in which BRT generally owns a substantial equity interest. Most of these properties are located in the Southeast United States or Texas. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended March 31, 2021, and the supplemental disclosures regarding the quarter on the investor relations section of the Company’s website at: http://brtapartments.com/investor_relations for further details. The Form 10-Q can also be linked through the “Investor Relations” section of BRT’s website. For additional information on BRT’s operations, activities and properties, please visit its website at www.brtapartments.com.

Contact: Investor Relations - (516) 466-3100

BRT APARTMENTS CORP.
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.brtapartments.com

5

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Real estate properties, net of accumulated depreciation	$328,334	$293,550
Investments in unconsolidated joint ventures	106,025	112,347
Cash and cash equivalents	29,688	32,339
Restricted cash	6,543	6,582
Other assets	12,410	10,341
Real estate property held for sale	—	4,379
Total assets	$483,000	$459,538

LIABILITIES AND EQUITY
Mortgages payable, net of deferred costs	$211,565	$199,877
Junior subordinated notes, net of deferred costs	37,108	37,103
Accounts payable and accrued liabilities	20,125	19,607
Total Liabilities	268,798	256,587

Total BRT Apartments Corp. stockholders’ equity	214,171	202,956
Non-controlling interests	31	(5)
Total Equity	214,202	202,951
Total Liabilities and Equity	$483,000	$459,538

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Revenues:
Rental and other revenues from real estate properties	$11,430	$7,095
Other income	4	4
Total revenues	11,434	7,099

Expenses:
Real estate operating expenses	4,753	3,117
Interest expense	2,021	1,660
General and administrative	3,633	3,114
Depreciation and amortization	3,606	1,537
Total expenses	14,013	9,428
Total revenue less total expenses	(2,579)	(2,329)
Equity in earnings (loss) of unconsolidated joint ventures	1,230	(1,345)
Equity in earnings from sale of unconsolidated joint ventures properties	12,961	—
Gain on sale of real estate	6	—
Income (loss) from continuing operations	11,618	(3,674)
Income tax provision	74	57
Net income (loss) from continuing operations, net of taxes	11,544	(3,731)
Net income attributable to non-controlling interest	(36)	(34)
Net income (loss) attributable to common stockholders	$11,508	$(3,765)

Per share amounts attributable to common stockholders:
Basic and Diluted	$0.62	$(0.22)

Funds from operations - Note 1	$6,461	$6,029
Funds from operations per common share - diluted - Note 2	$0.35	$0.35

Adjusted funds from operations - Note 1	$7,243	$5,125
Adjusted funds from operations per common share - diluted -Note 2	$0.39	$0.30

Weighted average number of shares of common stock outstanding:
Basic	17,561,802	17,319,222
Diluted	17,654,349	17,319,222

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Note 1:
Funds from operations is summarized in the following table:
GAAP Net income (loss) attributable to common stockholders	$11,508	$(3,765)
Add: depreciation of properties	3,606	1,537
Add: our share of depreciation in unconsolidated joint venture properties	4,318	6,599
Add: our share of impairment charge in unconsolidated joint venture properties	—	1,662
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	(12,961)	—
Deduct: gain on sale of real estate and partnership interests	(6)	—
Adjustments for non-controlling interests	(4)	(4)
NAREIT Funds from operations attributable to common stockholders	6,461	6,029

Adjustments for: straight-line rent accruals	6	(10)
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	19	—
Add: amortization of restricted stock and RSU expense	974	538
Add: amortization of deferred mortgage and debt costs	77	80
Add: our share of deferred mortgage costs from unconsolidated joint venture properties	93	148
Less: our share of insurance recovery from unconsolidated joint ventures	—	(1,662)
Less: our share of gain on insurance proceeds from unconsolidated joint venture properties	(386)	—
Adjustments for non-controlling interests	(1)	2
Adjusted funds from operations attributable to common stockholders	$7,243	$5,125

BRT APARTMENTS CORP. AND SUBSIDIARIES
FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
Note 2:
Net income (loss) attributable to common stockholders	$0.62	$(0.22)
Add: depreciation of properties	0.20	0.09
Add: our share of depreciation in unconsolidated joint venture properties	0.23	0.38
Add: our share of impairment charge in unconsolidated joint venture properties	—	0.10
Deduct: our share of equity in earnings from sale of unconsolidated joint venture properties	(0.70)	—
Deduct: gain on sale of real estate and partnership interests	—	—
Adjustment for non-controlling interests	—	—
NAREIT Funds from operations per diluted common share	0.35	0.35

Adjustments for: straight line rent accruals	—	—
Add: our share of loss on extinguishment of debt from unconsolidated joint venture properties	—	—
Add: amortization of restricted stock and RSU expense	0.05	0.04
Add: amortization of deferred mortgage and debt costs	—	—
Add: our share of deferred mortgage and debt costs from unconsolidated joint venture properties	0.01	0.01
Less: our share of insurance recovery from unconsolidated joint ventures	—	(0.10)
Less: our share of gain on insurance proceeds from unconsolidated joint venture	(0.02)	—
Adjustments for non-controlling interests	—	—
Adjusted funds from operations per diluted common share	$0.39	$0.30

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI TO NET INCOME
(Unaudited)

The following tables provides a reconciliation of NOI to net income attributable to common stockholders as computed in accordance with GAAP for the periods presented:

Consolidated	Three Months Ended March 31,
	2022	2021
GAAP Net income (loss) attributable to common stockholders	$11,508	$(3,765)
Less: Other Income	(4)	(4)
Add: Interest expense	2,021	1,660
General and administrative	3,633	3,114
Depreciation	3,606	1,537
Provision for taxes	74	57
Less: Gain on sale of real estate	(6)	—
Equity in earnings from sale of unconsolidated joint venture properties	(12,961)	—
Adjust for: Equity in (earnings) loss of unconsolidated joint venture properties	(1,230)	1,345
Add: Net income attributable to non-controlling interests	36	34
Net Operating Income	$6,677	$3,978

Less: Non-same store Net Operating Income	$2,841	$532
Same store Net Operating Income	$3,836	$3,446

BRT APARTMENTS CORP. AND SUBSIDIARIES
RECONCILIATION OF NOI AT UNCONSOLIDATED SUBSIDIARIES
(Unaudited)
(Dollars in thousands, except per share data)

The following tables provides a reconciliation of NOI to equity in loss of unconsolidated joint ventures as computed in accordance with GAAP for the periods presented for BRT's pro rata share of NOI at its unconsolidated subsidiaries. Also presented is the combined same store NOI for Consolidated and Unconsolidated subsidiaries:

Unconsolidated	Three Months Ended March 31,
	2022	2021
BRT's equity in earnings from sale of unconsolidated joint venture properties and equity in loss of joint ventures	$14,191	$(1,345)
Add: Interest expense	3,944	5,459
Depreciation	4,318	6,599
Loss on extinguishment of debt	19	—
Less: Impairment of asset	—	1,662
Insurance recovery	—	(1,662)
Gain on insurance recoveries	(386)	—
Gain on sale of real estate	(12,961)	—
Equity in earnings of joint ventures	(55)	(9)
Net Operating Income	$9,070	$10,704

Less: Non-same store Net Operating Income	$(774)	$(3,681)
Same store Net Operating Income	$8,296	$7,023

Consolidated same store Net Operating Income	$3,836	$3,446
Unconsolidated same store Net Operating Income	8,296	7,023
Combined same store Net Operating Income	$12,132	$10,469

BRT APARTMENTS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except per share data)

The condensed income statements below present, for the periods indicated, a reconciliation of the information that appears in note 8 of BRT's Quarterly report on Form 10-Q to BRT's pro rata share of the operations of its unconsolidated subsidiaries:

	Three Months Ended March 31, 2022
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$25,231	$8,896	$16,335
Total revenues	$25,231	$8,896	$16,335

Expenses:
Real estate operating expenses	11,169	3,904	7,265
Interest expense	6,026	2,082	3,944
Depreciation	6,636	2,318	4,318
Total expenses	23,831	8,304	15,527
Total revenues less total expenses	1,400	592	808
Equity in earnings of joint ventures	55	—	55
Gain on insurance recoveries	515	129	386
Gain on sale of real estate	23,652	10,691	12,961
Loss on extinguishment of debt	(30)	(11)	(19)
Net loss (income)	$25,592	$11,401	$14,191	(1)
________________
(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.

	Three Months Ended March 31, 2021
	Total	Partner Share	BRT's Pro-Rata Share
Revenues:
Rental and other revenue	$32,672	$11,983	$20,689
Total revenues	$32,672	$11,983	$20,689

Expenses:
Real estate operating expenses	15,703	5,718	9,985
Interest expense	8,522	3,063	5,459
Depreciation	10,385	3,786	6,599
Total expenses	34,610	12,567	22,043
Total revenues less total expenses	(1,938)	(584)	(1,354)
Equity in earnings of joint ventures	9	—	9
Impairment of assets	(2,323)	(661)	(1,662)
Insurance recoveries	2,323	661	1,662
Net loss	$(1,929)	$(584)	$(1,345)	(1)
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(1) Reflects BRT's share as determined in accordance with GAAP - not its pro-rata share.
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